Exhibit 5.1

May 16, 2025

Steakholder Foods Ltd.

5 David Fikes St.,

Rehovot, 7632805

Israel

Re: Steakholder Foods Ltd.

Ladies and Gentlemen:

We have acted as Israeli counsel to Steakholder Foods Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the filing by the Company of a prospectus supplement (the “Prospectus Supplement”), dated as of the date hereof, to a registration statement on Form F-3 (the “Registration Statement”), File No. 333-286445, and the prospectus filed thereto, filed with the Securities and Exchange Commission (the “SEC”) on April 9, 2025, under the Securities Act of 1933, as amended (the “Securities Act”) and declared effective on April 11, 2025, in connection with the At The Market Offering Agreement, dated as of August 1, 2024 (the “ATM Agreement”), entered into by and between the Company and H.C. Wainwright & Co., LLC (the “Agent”). The Prospectus Supplement updates the amount of ADSs the Company is eligible to sell under General Instruction I.B.5 of Form F-3 such that the Company may sell ADSs having an aggregate offering price of up to $1,172,000 from time to time through the Agent.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, in connection with the filing of the Registration Statement.

In connection herewith, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the form of the Registration Statement, to which this opinion letter is attached as an exhibit; (ii) a copy of the amended and restated articles of association of the Company, as currently in effect (the “Articles”); (iii) minutes of the meeting of the board of directors of the Company (the “Board”) at which the filing of the Registration Statement and the actions to be taken in connection therewith were approved; (iv) minutes of the meeting of the Board at which the execution of the ATM Agreement and the actions to be taken in connection therewith were approved; (v) minutes of the meeting of the Board at which the aggregate sales amount contemplated under the Prospectus Supplement were approved, and (vi) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified copies or confirmed as photostatic copies, and the authenticity of the originals of such latter documents. We have also assumed the truth of all facts communicated to us by the Company and that all minutes of meetings of the Board and the shareholders of the Company that have been provided to us are true and accurate and have been properly prepared in accordance with the Articles and all applicable laws.

Based upon and subject to the foregoing, we are of the opinion that, assuming that prior to the issuance and sale of any of ADSs under the ATM Agreement, the price, number of ADSs and certain other terms of issuance with respect to any specific placement notice delivered under the ATM Agreement will be authorized and approved by the Board or a pricing committee of the Board in accordance with Israeli law, all corporate proceedings necessary for the authorization, issuance and delivery of the ordinary shares, no par value (“Ordinary Shares”) underlying the ADSs shall have been taken upon issuance pursuant to the terms of the ATM Agreement against payment of the consideration set forth in the ATM Agreement and in accordance with resolutions of the Board, the Ordinary Shares underlying the ADSs will be validly issued, fully paid and non-assessable and, are not subject to any preemptive rights, rights of first refusal or other similar rights of any securityholder of the Company pursuant to the Company’s currently effective Articles, Israeli law or the documents governed by the laws of the State of Israel.

With respect to our opinion as to the Ordinary Shares underlying the ADSs, we have assumed that, at the time of issuance and sale and to the extent any such issuance would exceed the maximum share capital of the Company currently authorized, the number of Ordinary Shares that the Company is authorized to issue shall have been increased in accordance with the Articles such that a sufficient number of Ordinary Shares are authorized and available for issuance under the Articles.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement (as an exhibit to a Report of Foreign Private Issuer on Form 6-K that is incorporated by reference in the Registration Statement) and to the reference to our firm appearing under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder or Item 509 of the Commission’s Regulation S-K under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Meitar | Law Offices
Meitar | Law Offices